Exhibit 99.1

McClatchy Pension Plan Investment with Westridge

Various websites are reporting information about a McClatchy Company Retirement Plan investment that suffered losses as a result of a Wall Street scandal involving Westridge Capital Management. These posts suggest that the loss has somehow imperiled our pension plan. While it is true that our pension plan does have an investment in Westridge (an investment inherited as a result of the Knight Ridder acquisition in 2006), the amount is relatively small given the nearly $1 billion in assets held by our pension plan. In addition, we do expect to make a partial recovery of these funds through a legal process that is well under way.  Any losses our pension plan may ultimately suffer as a result of this situation will not jeopardize the overall health of our pension plan which is broadly diversified and generating healthy returns. Moreover, the anticipated loss and our expected recovery were previously and appropriately accounted for and publicly disclosed earlier this year.

Here are the facts related to The McClatchy Company Retirement Plan and its investment with Westridge:

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As mentioned above, The McClatchy Company Retirement Plan inherited the investment in the Westridge fund, which was an S&P 500 enhanced index fund, with McClatchy’s 2006 acquisition of Knight Ridder and the Knight Ridder Pension Plan.

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On Dec. 19, 2008 – prior to any knowledge of potential problems or allegations of fraud – McClatchy management decided to leave the fund and requested a full redemption of our pension plan’s investment.  The redemption required a six-month notice period and, as a result, was not executed before discovery of the alleged fraud and the seizure of the Westridge fund by the Securities and Exchange Commission (SEC) and its ultimate turnover to a court-appointed receiver.

•	As of Jan. 31, 2009, The McClatchy Company Retirement Plan had $64.4 million invested with Westridge.

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In February 2009, the FBI arrested two New York men, Paul Greenwood and Stephen Walsh, who were principals of the Westridge fund. The two have been charged with running a fraudulent trading and investment scheme through companies they controlled, including Westridge Capital Management. The two are accused of misappropriating hundreds of millions of dollars of investor funds to finance their lavish lifestyles.

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Based on published reports, many other firms and institutions also had investments with Westridge, including Wells Fargo, the Sacramento County Employees’ Retirement System, Carnegie Mellon University and the Iowa Public Employees’ Retirement System.

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McClatchy publicly and appropriately disclosed and reported the misappropriation soon after we were informed of the issue in our 2008 Form 10-K, which was filed with the SEC in February 2009. At that time, based on the knowledge we had, we estimated our recovery of these investment funds to be only $15 million.

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In the pension plan’s Form 5500 filed in October 2009 with the U.S. Department of Labor, we took the most conservative approach in reporting the total loss from this investment of about $77.8 million, which reflects the combination of market-related losses from the beginning of 2008 and fraud and dishonesty.  However, based on our most recent communications with the court-appointed receiver about our potential recovery, as well the value of the investment on Jan. 31, 2009, McClatchy expects that loss to be closer to $32 million.

•	McClatchy’s pension plan investments earned healthy returns of 22.05 percent for the first nine months of 2009. Total assets in the retirement plan as of Sept. 30, 2009, were $970.5 million.

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McClatchy is actively pursuing our pension plan’s claim through the legal process and court proceedings, and we now expect to recover a substantial portion of the plan’s investment. However, because this issue is still being litigated in both criminal and civil proceedings, the actual recovery remains uncertain and we are unable to comment further at this time.